Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
724.514.1968
Kris King (Investors)
724.514.1813
Mylan Reports Adjusted Diluted EPS of $0.37 for the
Three Months Ended June 30, 2010
2010 Adjusted Diluted EPS Guidance Range Narrowed to $1.55 — $1.65
PITTSBURGH — July 28, 2010—Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three and six months ended June 30, 2010.
Financial Highlights
•	Adjusted diluted earnings per share (EPS) of $0.37 for the three months ended June 30 compared to $0.32 for the same prior year period;

•	Adjusted diluted EPS of $0.73 for the six months ended June 30 compared to $0.65 for the same prior year period;

•	Total revenues of $1.37 billion for the three months ended June 30 compared to $1.27 billion for the same prior year period;

•	Total revenues of $2.66 billion for the six months ended June 30 compared to $2.48 billion for the same prior year period;

•	On a GAAP basis, diluted EPS of $0.16 for the three months ended June 30 compared to $0.19 for the same prior year period;

•	On a GAAP basis, diluted EPS of $0.36 for the six months ended June 30 compared to $0.42 for the same prior year period;
Mylan Chairman and CEO Robert J. Coury commented: “The second quarter marks yet another quarter where we have met or exceeded our financial expectations. In our view, this quarter was exceptionally strong as it continues to demonstrate the underlying strength of our overall business. We were able to deliver adjusted diluted EPS of $0.37 despite many challenges, including the delay of certain product approvals, global pricing pressures and the impact of negative currency trends. Considering these results and recent announcements, we are now able to narrow our 2010 adjusted diluted EPS guidance range to $1.55 to $1.65.”
Coury continued: “In addition, even though we haven’t provided formal earnings guidance for 2011, we remain confident in our forecast to achieve our adjusted diluted EPS of $2.00 by the end of 2011. Our confidence is based on the strong momentum of our successful operating performance to date, coupled with additional visibility and no anticipated material change in the outlook in our business. Our continued forecast for 2011 incorporates and is in spite of the negative movement of overall currency exchange rates since we gave an original forecast in February.”
2010 Guidance
The company narrowed its forecasted range of adjusted diluted EPS to $1.55 — $1.65 from $1.50 - $1.70. The remaining components of the company’s adjusted guidance, along with a comparison of exchange rates used in preparing both the original and revised guidance, are as follows:

	Revised	Original
(in millions, except EPS)	Range	Range
Total Revenue	$5,400 - $5,600	$5,450 - $5,750
Gross Profit Margin	47% - 49%	47% - 49%
SG&A as % of Total Revenue	18% - 20%	18% - 20%
R&D as % of Total Revenue	5% - 6%	6% - 7%
EBITDA	$1,450 - $1,550	$1,400 - $1,600
Net Income	$675 - $725	$650 - $750
Diluted EPS	$1.55 - $1.65	$1.50 - $1.70
Operating Cash Flow	$725 - $825	$725 - $825
Cash Interest Expense	$280 - $300	$280 - $300
Capital Expenditures	~$250	~$250
Tax Rate	28% - 29%	28% - 30%

	Revised Guidance	Original Guidance
(currency per 1 USD)	Exchange Rates	Exchange Rates

Australian Dollar ($/AUD)	0.853	0.862
British Pound ($/GBP)	1.48	1.55
Canadian Dollar (CAD/$)	1.04	1.08
Euro ($/EUR)	1.29	1.36
Indian Rupee (INR/$)	46.6	48.4
Japanese Yen (JPY/$)	90.8	91.4
Financial Summary
Mylan previously had three reportable segments, “Generics”, “Specialty” and “Matrix.” The Matrix Segment consisted of Matrix Laboratories Limited (Matrix), which was previously a publicly traded company in India, in which Mylan held a 71.2% ownership stake. Following the acquisition of additional interests in Matrix and its related delisting from the Indian stock exchanges, Mylan now has two reportable segments, “Generics” and “Specialty.” Mylan changed its segments to align with how the business is being managed after those changes. The former Matrix Segment is included within the Generics Segment. Information for earlier periods has been recast.
Total third party revenues for the quarter ended June 30, 2010, increased $101.6 million, or 8% to $1.37 billion from $1.27 billion in the same prior year period. The net impact of foreign currency translation on consolidated revenues for the current quarter was not significant. Total third party revenues include both net revenues and other revenues from third parties. Other revenues for the three months ended June 30, 2010, and 2009 were $12.0 and $11.2 million, respectively.
A tabular summary of our revenues for the three months ended June 30, 2010, and 2009, is included at the end of this release.

Generics third party net revenues, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Asia Pacific were $1.23 billion in the current quarter, compared to $1.13 billion in the same prior year period.
Third party net revenues from North America were $588.8 million for the current quarter, compared to $525.5 million for the comparable prior year period, representing an increase of $63.3 million or 12.0%. New products launched in the U.S. and Canada contributed sales of $91.9 million in the current quarter. Additionally, volume on certain existing products increased primarily as a result of Mylan’s ability to remain a source of stable supply as certain competitors experienced regulatory and supply issues. Partially offsetting these increases was unfavorable pricing on certain other existing products, including divalproex sodium extended-release (“divalproex ER”) tablets, the generic version of Abbott Laboratories’ Depakote® ER, which Mylan launched in the first quarter of calendar year 2009. Additional generic competition on divalproex ER entered the market in August 2009. As such, sales of divalproex ER in the current quarter were significantly lower than the same quarter in the prior year.
Third party net revenues from EMEA were $378.6 million for the three-month period ended June 30, 2010, compared to $392.7 million for the comparable prior year period, a decrease of $14.1 million, or 3.6%. However, foreign currency translation had a negative impact on sales for the current quarter, principally reflecting the weakening of the Euro against the U.S. Dollar. Translating current quarter third party net revenues from EMEA at prior year exchange rates would have resulted in year-over-year growth, excluding the effect of foreign currency of approximately $11 million, or 3%. This increase was driven by new product launches in several markets as well as favorable market dynamics in certain countries, including, most significantly, Italy.
Sales in Asia Pacific are derived from Mylan’s operations in India, Australia, Japan and New Zealand. Asia Pacific third party net revenues were $265.1 million for the three-month period ended June 30, 2010, compared to $215.9 million for the comparable prior year period, an increase of $49.2 million, or 22.8%. However, foreign currency translation had a positive impact on sales for the current quarter, reflecting the strengthening of regional currencies against the U.S. Dollar. Excluding the effect of foreign currency, calculated as described above, the increase was approximately $27 million, or 12%. This increase is primarily driven by higher third party sales in India and seasonal increases in Japan.
Specialty, consisting of Mylan’s Dey business, which focuses on the development, manufacture and marketing of specialty pharmaceuticals in the respiratory and severe allergy markets, reported third party net revenues of $124.0 million, an increase of $2.3 million or 1.9% over the comparable prior year period of $121.7 million. The increase was primarily the result of higher sales of Dey’s EpiPen® Auto-Injector.
Intercompany sales by Specialty totaled $17.2 million in the current quarter compared to $7.1 million in the same prior year period. The increase is due to the fact that, beginning in 2010, certain generic products previously sold to third parties by Specialty are now sold to Mylan subsidiaries in North America who, in turn, sell the products to third parties. Excluding the sale of such products from 2009 third party revenues would have resulted in an increase in the current quarter of $17.6 million or 14.0%.
Gross profit for the three months ended June 30, 2010, was $541.9 million, and gross margins were 39.6%. For the three months ended June 30, 2009, gross profit was $527.8 million, and gross margins were 41.7%. Gross profit for the current quarter is impacted by certain purchase accounting related items recorded during the three months ended June 30, 2010, of approximately $71.3 million, which consisted primarily of amortization related to purchased intangible assets associated with acquisitions. Excluding such items, gross margins would have been approximately 44.8%. Prior year gross profit is also impacted by similar purchase accounting related items in the amount of $70.1 million. Excluding such items, gross margins in the prior year would have been approximately 47.2%. This decrease in gross margin is primarily the result of lower revenues from divalproex ER, which was launched during the three months ended March 31, 2009, and contributed high margins during the period of exclusivity.
Earnings from operations were $194.6 million for the three months ended June 30, 2010, compared to $174.7 million for the same prior year period. Excluding the impact of purchase accounting related items in both periods, as mentioned above, earnings from operations increased to $265.9 million in the current quarter from $244.8 million in the prior year quarter. This increase was driven by higher gross profit in the current year as well as reductions in research and development expense (R&D) and selling, general and administrative costs (SG&A). Also included in the current quarter is $12.1 million of expense related to the settlement of litigation, compared to litigation settlement income of $0.6 million in the prior year quarter.
Interest expense for the three months ended June 30, 2010, totaled $78.4 million, compared to $78.2 million for the three months ended June 30, 2009. In March 2009, we pre-paid all of our required 2010 principal payments on our term debt, and in December 2009, we pre-paid all of our required 2011 principal payments on our term debt. The effect of the pre-payments was offset by the effect of the debt offering in the current period. Included in interest expense for the current quarter and the comparable prior year period are $11.4 million and $10.7 million of accretion of the discounts on our convertible debt instruments.
Other (expense) income, net, was expense of $15.2 million in the current quarter compared to income of $25.3 million in the comparable prior year period. Included in the current quarter are charges associated with the termination of certain interest rate swaps totaling $7.4 million and the write-off of previously deferred financing fees of $7.6 million, in conjunction with the debt offering during the quarter. In the prior year quarter, other income consisted primarily of a favorable adjustment of $13.9 million to the restructuring reserve as a result of a reduction in the estimated remaining spending on accrued projects, as well as a net gain of $10.4 million realized on the termination of two joint ventures.
EBITDA, which is defined as net income (loss) (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $281.7 million for the quarter ended June 30, 2010, and $299.1 million for the quarter ended June 30, 2009. After adjusting for certain items as further discussed below, adjusted EBITDA was $334.7 million for the current three-month period and $316.6 million for the same prior year period.
For the six months ended June 30, 2010, Mylan reported total revenues of $2.66 billion compared to $2.48 billion in the comparable prior year period. Third party net revenues for the current quarter were $2.63 billion compared to $2.42 billion for the same prior year period, representing an increase of $210.5 million, or 8.7%. Sales were favorably impacted by the effect of foreign currency translation, primarily reflecting stronger functional currencies in certain subsidiaries, primarily those in Australia, Japan, India and Canada compared to the U.S. dollar. The impact of foreign currency translation related to the Euro was insignificant between the two comparative periods. Translating current year third party net revenues at prior year exchange rates would have resulted in year-over-year growth excluding foreign currency of $146 million, or approximately 6%.
Other revenues from third parties for the six months ended June 30, 2010 were $26.3 million compared to $52.7 million in the same prior year period, a decrease of $26.5 million, or 50.2%. During the six months ended June 30, 2009, within Generics, we recognized $26.0 million of incremental revenue resulting from the cancellation of product development agreements for which the revenue had been previously deferred. There was no such revenue recognized during the current year period.
A tabular summary of our revenues for the six months ended June 30, 2010, and 2009, is included at the end of this release.

Generics third party net revenues were $2.43 billion in the current six months, compared to $2.22 billion in the same prior year period.
Third party net revenues from North America were $1.14 billion for the six-month period, compared to $1.07 billion for the comparable prior year period, representing an increase of $66.3 million, or 6.2%. This increase was driven by sales contributed from new products in the U.S. and Canada in the amount of $148.5 million, and increased revenues on certain products as a result of Mylan’s ability to remain a source of stable supply as certain competitors experienced regulatory and supply issues. Partially offsetting these increases was unfavorable pricing on certain other products, most significantly divalproex ER.
Third party net revenues from EMEA were $785.5 million for the six-month period ended June 30, 2010, compared to $746.4 million for the comparable prior year period, an increase of $39.1 million, or 5.2%. This increase was driven by new product launches in several European markets, as well as favorable market dynamics in certain countries, particularly Italy and the U.K., partially offset by unfavorable pricing.
In Asia Pacific, third party net revenues were $501.2 million for the six-month period ended June 30, 2010, compared to $401.8 million for the comparable prior year period, an increase of $99.4 million, or 24.7%. However, excluding the favorable effect of foreign currency, calculated as described above, the increase was approximately $47 million, or 12%. This increase is primarily driven by higher third party sales from India and Japan.
Specialty reported third party net revenues of $206.7 million, an increase of $5.7 million, or 2.8% over the comparable prior year period of $201.0 million. This increase was the result of higher sales of Dey’s EpiPen® Auto-Injector and Perforomist® Solution, Dey’s Formoterol Fumarate Inhalation Solution.
Intercompany sales by Specialty totaled $33.7 million in the current six-month period compared to $11.4 million in the same prior year period. As in the quarter, the increase is due to the fact that, beginning in 2010, certain generic products previously sold to third parties by Specialty are now sold to Mylan subsidiaries in North America who, in turn, sell the products to third parties. Excluding the sale of such products from 2009 third party net revenues would have resulted in an increase in the current year of $39.4 million or 18.7%.
Gross profit for the six months ended June 30, 2010 was $1.06 billion, and gross margins were 39.8%. For the six months ended June 30, 2009, gross profit was $1.05 billion, and gross margins were 42.5%. Gross profit is impacted by certain purchase accounting related items recorded during the six months ended June 30, 2010, of approximately $143.0 million, which consisted primarily of amortization related to purchased intangible assets associated with acquisitions. Excluding such items, gross margins would have been approximately 45.1%. Prior year gross profit is also impacted by similar purchase accounting related items in the amount of $139.1 million. Excluding such items, gross margins in the prior year would have been approximately 48.1%. This decrease in gross margin is primarily the result of lower revenues from divalproex ER, which was launched during the three months ended March 31, 2009, and contributed high margins during the period of exclusivity.
Earnings from operations were $393.1 million for the six months ended June 30, 2010, compared to $402.1 million for the same prior year period. Excluding the impact of purchase accounting related items in both periods, as mentioned above, earnings from operations decreased to $536.1 million in the current six month period from $541.2 million in the prior year comparable period, mainly due to an increase in litigation settlements, as the change in R&D and SG&A was minimal. Included in the current six-month period is $12.8 million of net expense related to the settlement of litigation. In the same prior year period, Mylan recognized income from litigation settlements of $2.8 million.

Interest expense for the six months ended June 30, 2010, totaled $154.4 million, compared to $163.2 million for the six months ended June 30, 2009. In March 2009, we pre-paid all of our required 2010 principal payments on our term debt, and in December 2009, we pre-paid all of our required 2011 principal payments on our term debt, which, along with lower overall interest rates, drove the decrease in interest expense, which was partially offset by the effect of the debt offering in the current period. Included in interest expense for the current and comparable prior six-month periods are $22.4 million and $20.9 million of accretion of the discounts on our convertible debt instruments.
Other (expense) income, net, for the current six-month period was expense of $14.1 million compared to income of $29.5 million in the same prior year period.
EBITDA was $583.8 million for the six months ended June 30, 2010, and $625.8 million for the six months ended June 30, 2009. After adjusting for certain items as further discussed below, adjusted EBITDA was $657.7 million for the current six-month period and $641.5 million for the same prior year period.
Cash provided by operating activities was $359.1 million for the six-months ended June 30, 2010. Included in this amount is an income tax refund of approximately $99.0 million and certain swap termination payments related to the debt offering and related debt repayment of approximately $22.0 million. Cash used in investing activities for the period was $54.4 million, which primarily consisted of capital expenditures. Cash provided by financing activities was $172.2 million for the six-month period, which primarily included net proceeds, after debt repayment, from our May debt offering of $250.0 million, offset by cash dividends of $69.5 million paid on the company’s preferred stock.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expense and revenue items in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance because the company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three and six months ended June 30, 2010 and 2009 (in millions, except per share amounts):

	Three months ended June 30,						Six months ended June 30,
	2010			2009			2010			2009
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$51.5		$0.16	$58.0		$0.19	$112.6		$0.36	$129.5		$0.42
Purchase accounting related amortization (a)	71.3			70.1			143.0			139.1
Litigation settlements, net	12.1			(0.6)			12.8			(2.8)
Interest, primarily accretion of convertible debt discount	13.5			10.7			24.4			20.9
Financing related costs	15.0			—			15.0			—
Integration & other special items (b)	18.4			18.6			30.5			14.2
Tax effect of the above items (c)	(53.1)			(44.2)			(86.2)			(72.4)
Preferred dividend	34.8	(d)		34.8	(d)		69.5	(d)		69.5	(d)

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$163.5		$0.37	$147.4		$0.32	$321.6		$0.73	$298.0		$0.65

(a)	This amount is included in cost of sales.

(b)	Integration and other special items include charges related to the integration of acquired businesses as well as certain restructuring, severance and employee benefit related charges.

-	For the three months ended June 30, 2010, $1.6 million of these expenses, net, are included in cost of sales, $16.4 million are included in SG&A, and $0.4 million are included in R&D.

-	For the three months ended June 30, 2009, integration and other special items include expenses of $44.7 million of which $2.7 million are included in cost of sales, $20.4 million are included in SG&A, $18.6 million are included in R&D, and 3.0 million are included in earnings attributable to the noncontrolling interest. Partially offsetting these costs are other revenue related to the integration of the former Merck business totaling $2.3 million, and other income related to the favorable reversal of restructuring reserves and a gain on the sale of a joint venture totaling $23.8 million.

-	For the six months ended June 30, 2010, $4.4 million of these expenses, net, are included in cost of sales, $26.6 million are included in SG&A, $1.1 million are included in R&D and the remainder represents an adjustment to amounts attributable to the noncontrolling interest.

-	For the six months ended June 30, 2009, integration and other special items include expenses of $68.9 million of which $10.1 million are included in cost of sales, $33.5 million are included in SG&A, $22.2 million are included in R&D, and 3.0 million are included in earnings attributable to the noncontrolling interest. Partially offsetting these costs are other revenue related to the integration of the former Merck business totaling $30.8 million, and other income related to the favorable reversal of restructuring reserves and a gain on the sale of a joint venture totaling $23.8 million.

(c)	The tax effect is calculated assuming an annual adjusted effective tax rate for the resulting adjusted earnings, and results in an effective tax rate on adjusted earnings of 29% in 2010 and 31% in 2009 including the impact of any tax synergies.

(d)	Adjusted diluted EPS for the three and six months ended June 30, 2010, were calculated under the “if-converted method” which assumes conversion of the company’s preferred stock into 125.2 million shares of common stock, based on an average share price, and excludes the preferred dividend from the calculation. Adjusted diluted EPS for the three and six months ended June 30, 2009, were also calculated under the “if-converted method”, assuming conversion of the company’s preferred stock into 152.8 million shares of common stock and excluding the preferred dividend from the calculation.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three and six months ended June 30, 2010, and 2009 (in millions):

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
GAAP net earnings attributable to Mylan Inc. before preferred dividends	$86.3	$92.9	$182.1	$198.9
Add/(Deduct):
Net contribution attributable to the noncontrolling interest and equity method investees	0.6	2.3	(1.0)	4.5
Income taxes	14.0	26.2	45.3	63.6
Interest expense	78.4	78.2	152.5	163.2
Depreciation and amortization	102.4	99.5	204.9	195.6

EBITDA	$281.7	$299.1	$583.8	$625.8
Add Adjustments:
Stock-based compensation expense	8.3	6.2	15.6	14.7
Litigation settlements, net	12.1	(0.6)	12.8	(2.8)
Integration and other special items	32.6	11.9	45.5	3.8

Adjusted EBITDA	$334.7	$316.6	$657.7	$641.5

Conference Call
Mylan will host a conference call and live webcast today, Wednesday, July 28, 2010, at 5 p.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 888.318.7462, or 719.325.2267 for international callers. A replay, available for approximately seven days, can be accessed by calling 888.203.1112 or 719.457.0820 for international callers, pass code 2134593. To access a live webcast of the call, and the accompanying presentation, please log on to Mylan’s website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.
About Mylan
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 140 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information, please visit www.mylan.com.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the company’s future operations and its earnings expectations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Report on Form 10-Q, for the quarter ended March 31, 2010, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the company’s control between the date of this release and the date that its Form 10-Q for the quarter ended June 30, 2010 is filed with the SEC could potentially result in adjustments to reported results. The company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Net revenues	$1,356,543	$1,255,798	$2,634,648	$2,424,160
Other revenues	11,993	11,179	26,261	52,733

Total revenues	1,368,536	1,266,977	2,660,909	2,476,893
Cost of sales	826,686	739,210	1,602,762	1,423,393

Gross profit	541,850	527,767	1,058,147	1,053,500

Operating expenses:
Research and development	66,787	74,016	128,084	132,853
Selling, general and administrative	268,373	279,672	524,134	521,344
Litigation settlements, net	12,104	(634)	12,838	(2,751)

Total operating expenses	347,264	353,054	665,056	651,446

Earnings from operations	194,586	174,713	393,091	402,054
Interest expense	78,402	78,172	152,449	163,175
Other (expense) income, net	(15,239)	25,308	(14,167)	29,498

Earnings before income taxes and noncontrolling interest	100,945	121,849	226,475	268,377
Income tax provision	14,012	26,178	45,272	63,632

Net earnings	86,933	95,671	181,203	204,745
Net (earnings) loss attributable to the noncontrolling interest	(705)	(2,801)	881	(5,816)

Net earnings attributable to Mylan Inc. before preferred dividends	86,228	92,870	182,084	198,929
Preferred dividends	34,759	34,759	69,518	69,518

Net earnings attributable to Mylan Inc. common shareholders	$51,469	$58,111	$112,566	$129,411

Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.17	$0.19	$0.37	$0.42

Diluted	$0.16	$0.19	$0.36	$0.42

Weighted average common shares outstanding:

Basic	308,968	304,991	307,982	304,784

Diluted	314,407	306,256	313,177	305,759

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	June 30, 2010	December 31, 2009
Assets:
Current assets:
Cash and cash equivalents	$809,421	$380,516
Restricted cash	48,063	47,965
Marketable securities	23,791	27,559
Accounts receivable, net	1,249,017	1,234,634
Inventories	1,096,365	1,114,219
Other current assets	402,671	480,493

Total current assets	3,629,328	3,285,386
Intangible assets, net	2,132,266	2,384,848
Goodwill	3,131,135	3,331,247
Other non-current assets	1,705,089	1,800,253

Total assets	$10,597,818	$10,801,734

Liabilities:
Current liabilities	$1,629,535	$1,718,147
Long-term debt	5,047,384	4,984,987
Other non-current liabilities	941,943	953,402

Total liabilities	7,618,862	7,656,536
Noncontrolling interest	12,272	14,052
Mylan Inc. shareholders’ equity	2,966,684	3,131,146

Total liabilities and equity	$10,597,818	$10,801,734

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months		Six Months
	Ended June 30, 2010		Ended June 30, 2010
	2010	2009	2010	2009
Generics:
Third party net sales
North America	$588.8	$525.5	$1,141.2	$1,074.9
EMEA	378.6	392.7	785.5	746.4
Asia Pacific	265.1	215.9	501.2	401.8

Total third party net sales	1,232.5	1,134.1	2,427.9	2,223.1

Other third party revenues	10.1	10.1	22.6	51.6

Total third party revenues	1,242.6	1,144.2	2,450.5	2,274.7

Intersegment revenues	1.5	1.8	31.9	18.2

Generics total revenues	1,244.1	1,146.0	2,482.4	2,292.9

Specialty:
Third party net sales	124.0	121.7	206.7	201.1
Other third party revenues	1.9	1.1	3.7	1.1

Total third party revenues	125.9	122.8	210.4	202.2

Intersegment revenues	17.2	7.1	33.7	11.4

Specialty total revenues	143.1	129.9	244.1	213.6

Elimination of intersegment revenues	(18.7)	(8.9)	(65.6)	(29.6)

Consolidated total revenues	1,368.5	1,267.0	2,660.9	2,476.9